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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-139406

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRUKER BIOSCIENCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3110160 (I.R.S. Employer Identification Number)
40 Manning Road Billerica, MA 01821 (978) 663-3660 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer
40 Manning Road
Billerica, MA 01821
(978) 663-3660
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:
Richard M. Stein, Esq. Nixon Peabody LLP 100 Summer Street Boston, MA 02110 (617) 345-1000	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Issued January 29, 2007

10,400,000 SHARES

BRUKER BIOSCIENCES CORPORATION

COMMON STOCK

        We and the selling stockholders identified in this prospectus are offering 10,400,000 shares of our common stock, par value $.01 per share. Of the shares of common stock offered, 2,200,000 shares are being offered by us and 8,200,000 shares are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by any of the selling stockholders.

        Our common stock is traded on The Nasdaq Global Market under the symbol "BRKR." On January 24, 2007, the reported last sale price of our common stock on The Nasdaq Global Market was $7.55 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

PRICE: $            PER SHARE

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

        We and the selling stockholders have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 1,560,000 additional shares, in the aggregate, of our common stock from us and the selling stockholders, on a proportionate basis, within 30 days following the date of this prospectus to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        Delivery of the shares of common stock is expected on or about                        , 2007.

BEAR, STEARNS & CO. INC.	UBS INVESTMENT BANK

The date of this prospectus is                        , 2007.

IMPORTANT NOTICE TO READERS

        You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our common stock occurs. Before making an investment decision, you should read this prospectus along with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" for more information.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

        In this prospectus, we use the terms "Bruker BioSciences," "we," "us" and "our" to refer to Bruker BioSciences Corporation and its subsidiaries.

i

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management's beliefs and assumptions concerning future events. When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes" or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progress, and therefore you should clearly understand that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do.

        You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this prospectus under "Risk Factors." In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.

CAUTIONARY NOTE REGARDING FINANCIAL INFORMATION

        We have incorporated by reference in this prospectus two different sets of financial statements as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005. Each of these two sets of financial statements has a basis of presentation different than the other. We have also incorporated by reference quarterly financial statements with differing bases of presentation. These financial statements are further identified below. The different presentations, required by accounting principles generally accepted in the United States, result from our acquisition in July 2006 of Bruker Optics Inc. This acquisition is considered, for financial reporting purposes, as a combination of companies under common control and has been accounted for in a manner similar to a pooling-of-interests.

        We have incorporated by reference in this prospectus the financial statements and other financial information (including the financial information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations") included in our Current Report on Form 8-K dated December 15, 2006. Those financial statements and other financial information, which supersede the corresponding information included in our Annual Report on Form 10-K for the year ended December 31, 2005, give effect to the Bruker Optics acquisition and accordingly include the financial position and results of operations of Bruker Optics as if it had been a part of Bruker BioSciences for all periods presented. In addition, the financial statements and other financial information included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and incorporated by reference herein have been prepared on a combined basis and include the financial position and results of operations of Bruker Optics as if it had been a part of Bruker BioSciences for all periods presented. We refer to these financial statements and the related financial information as the "Combined Financials."

ii

        In accordance with the rules and regulations of the Securities and Exchange Commission, we have also incorporated by reference in this prospectus financial statements and other financial information (including financial information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations") included in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006. The financial statements and other financial information in these reports do not include the financial position and results of operations of Bruker Optics. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, we have incorporated by reference in this prospectus financial statements and other financial information of Bruker Optics included in our Current Report on Form 8-K/A dated July 1, 2006 and filed September 14, 2006, which financial statements and other financial information do not include the financial position and results of operations of Bruker Optics and Bruker BioSciences as if they had been a consolidated entity for all periods presented. We refer to all financial statements and other financial information described in this paragraph as the "Prior Financials."

        As a result of these different bases of presentation, the Prior Financials are not comparable to the Combined Financials. In addition, under accounting principles generally accepted in the United States, the Prior Financials can no longer be viewed as the financial statements of Bruker BioSciences, even as to periods prior to the Bruker Optics acquisition. You should not rely on the Prior Financials in assessing our financial performance or in making an investment decision with respect to this offering. You should instead review carefully and consider the Combined Financials in making an investment decision.

        For more information on our acquisition of Bruker Optics, see Note 3 of Notes to our Consolidated Financial Statements included in our Current Report on Form 8-K, dated December 15, 2006.

iii

PROSPECTUS SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and our Combined Financial Statements and schedules and related notes included or incorporated by reference in this prospectus, before deciding to invest in our common stock. You should not rely on our Prior Financials in assessing our financial performance or in making an investment decision with respect to this offering. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase additional shares of common stock.

General

        We design, manufacture, service and market analytical and life science systems and associated products and services to address the rapidly evolving needs of our customers in life science research, pharmaceutical, biotechnology and molecular diagnostics research, as well as in materials and chemical analysis in various industries and government applications. Bruker BioSciences Corporation is the publicly traded parent company of Bruker Daltonics Inc., Bruker AXS Inc. and Bruker Optics Inc.

  •
  Bruker Daltonics is a leading developer and provider of innovative life-science tools based on mass spectrometry and also develops and provides a broad range of field analytical systems for chemical, biological, radiological and nuclear ("CBRN") detection.

  •
  Bruker AXS is a leading developer and provider of life science and advanced materials research tools for advanced X-ray instrumentation and spark-OES tools used in non-destructive molecular, materials and elemental analysis in academic, research and industrial applications.

  •
  Bruker Optics is a leading developer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technologies.

Competitive Strengths and Strategy

        We believe our key competitive strengths include our:

  •
  broad product and service offerings in the markets we serve;

  •
  commitment to innovative, reliable and performance-leading products and solutions for our customers;

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  premier global brand;

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  extensive intellectual property portfolio; and

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  global manufacturing, distribution and logistics networks.

        Our strategy is to capitalize on our proven ability to innovate and generate rapid revenue growth, both organically and through acquisitions. We believe our commitment to be an even more significant leader within our markets, to maintain above industry-standard revenue growth and to leverage our continued research and development and distribution investments, will further enhance our operating margins and improve our earnings.

Our Businesses and Products

        We believe that our products offer the following advantages to our customers:

  •
  high performance and specificity;

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  integrated solutions for specific applications;

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  increased productivity;

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  high quality results; and

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  cost efficiency.

        Bruker Daltonics' mass spectrometers are sophisticated devices that measure the mass or weight of a molecule and can provide accurate information on the identity, quantity and primary structure of molecules. Our mass spectrometry-based solutions often combine advanced mass spectrometry instrumentation; automated sampling and sample preparation robots; reagent kits and other disposable products, called consumables, used in conducting tests, or assays; and powerful bioinformatics software. We offer mass spectrometry systems and integrated solutions for applications in multiple existing and emerging life-science markets including genomics, expression proteomics, clinical proteomics, metabolic and peptide biomarker profiling, drug discovery and development, molecular diagnostics research and molecular and systems biology, as well as basic molecular medicine research. Our substantial investment in research and development allows us to design, manufacture and market a broad array of products intended to meet the rapidly growing needs of our diverse customer base. Our customers include pharmaceutical companies, biotechnology companies, proteomics companies, molecular diagnostics companies, academic institutions and government agencies. In addition, we market some of our life science systems through strategic distribution arrangements with Agilent Technologies, Sequenom and others. We are also a worldwide leader in supplying mass spectrometry-based and other systems for CBRN detection in emergency response, homeland security and defense applications.

        Bruker AXS' X-ray systems are advanced instruments that use extremely short wavelengths of energy to determine the characteristics of matter and the three-dimensional structure of molecules. Depending on the application, our X-ray systems utilize one of three core X-ray analysis methods: single crystal diffraction, known as SCD or X-ray crystallography; polycrystalline X-ray diffraction, known as XRD or X-ray diffraction; and X-ray fluorescence, known as XRF. Using our modular platforms, we often combine each of these three technology applications with sample preparation tools, automation, consumables and data analysis software. Our products, which have particular application in structural proteomics, drug discovery, nanotechnology research and materials science fields, provide our customers with the ability to determine the three-dimensional structure of specific molecules, such as proteins, and to characterize and determine the composition of materials down to the dimensions used in nanotechnology. Our customers include biotechnology and pharmaceutical companies, nanotechnology companies, semiconductor companies, raw material manufacturers, chemical companies, academic institutions and other businesses involved in materials analysis.

        Bruker Optics manufactures and distributes research, analytical and process analysis instruments based on infrared (IR), near-infrared (NIR), Raman and time-domain magnetic resonance (TD-NMR) spectroscopy. These products are utilized in industry, government and academia for a wide range of instruments and solutions for life science, pharmaceutical analysis, food and agricultural analysis in research and development, quality control and process analysis applications. As with all spectroscopic techniques, vibrational spectroscopy can be used to identify a compound and to investigate the composition of a sample. Bruker Optics utilizes Fourier Transform (FT-IR, FT-NIR and FT-Raman) and the dispersive (Raman) measurement techniques on an extensive range of laboratory and process spectrometers. Infrared spectroscopy is a type of absorption spectroscopy that uses the infrared part of the electromagnetic spectrum. Raman spectroscopy relies on the Raman scattering of a monochromatic light that yields similar and complementary analytical information. Infrared and Raman spectroscopy are widely used in both research and industry as a simple, rapid, non-destructive and reliable technique from basic sample identification and quality control to advanced research. The Bruker Optics product line is complemented by a wide range of sampling accessories and techniques which include microanalysis, high-throughput screening and many others, to help users find the best suitable solution to analyze their samples effectively.

Corporate Information

        Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821 and our telephone number is (978) 663-3660. Our website address is www.bruker-biosciences.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

Selling Stockholders

        Our five largest stockholders are Frank H. Laukien, Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien. Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien are the selling stockholders in this offering. Dirk Laukien is a Senior Vice President of Bruker BioSciences and the President of Bruker Optics. Jörg Laukien is a member of the Board of Directors of Bruker BioSciences. Isolde Laukien-Kleiner and Marc Laukien are not actively involved with Bruker BioSciences, and are not employees, members of management or directors of Bruker BioSciences. Frank H. Laukien, our Chairman, President and Chief Executive Officer, is not selling any shares of common stock in this offering.

        As of January 24, 2007, the four selling stockholders held, in the aggregate, 44,896,300 shares, or 43.8% of our outstanding common stock. They intend to sell 8,200,000 of those shares in this offering. Upon completion of this offering, these selling stockholders will own 35.0% of our common stock, or 33.7% if the underwriters' over-allotment option is exercised in full, and our public float will increase from 37.6% to 46.7% of our outstanding common stock, or 48.0%, if the underwriters' over-allotment option is exercised in full. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

Recent Developments

        On January 29, 2007, we announced preliminary financial results for our fourth quarter which ended on December 31, 2006. We plan to release our fourth quarter and full year 2006 financial results on February 22, 2007.

        For the fourth quarter of 2006, we expect to report revenue between $130 million and $135 million, or approximately 22% to 26% revenue growth year-over-year, and earnings in the range of $0.07 to $0.09 per diluted share. For the fourth quarter of 2005, pooled revenue was $106.8 million, and pooled earnings were $0.05 per diluted share.

        For the full year 2006, we expect to report revenue between $430 million and $435 million, or approximately 15% to 17% revenue growth compared to the full year 2005, and earnings in the range of $0.15 to $0.17 per diluted share. Included in earnings for the full year 2006 were after-tax charges of $5.0 million, or $0.05 per diluted share, related to our acquisition of Bruker Optics. Also included in earnings for the full year 2006 were gains on derivative financial instruments of $2.0 million, or $0.02 per diluted share. For the full year 2005, pooled revenue was $372.3 million, and pooled earnings were $0.10 per diluted share. Included in earnings for the full year 2005 were losses on derivative financial instruments of $(1.0) million, or $(0.01) per diluted share.

        Traditionally, our fourth quarter has been our best quarter of the year, and our fourth quarter 2006 was particularly strong. In the first quarter of 2006, our pooled revenue was $94.9 million, with operating income of $4.9 million and earnings of $0.03 per diluted share. For the first quarter of 2007, we anticipate year-over-year top-line growth and operating income improvement. For the first quarter of 2007, we also expect a modest year-over-year bottom-line improvement due to reduced interest and other income after our investments in three acquisitions in the second half of 2006. The foregoing is a forward-looking statement and is subject to risks and uncertainties including those described under "Special Note About Forward-Looking Statements."

        For more information concerning our preliminary financial results, see "Risk Factors—Our preliminary fourth quarter and full year 2006 financial results are subject to change and do not present all information necessary for an understanding of our 2006 financial performance."

THE OFFERING

Common stock offered by us (1)	2,200,000 shares
Common stock offered by the selling stockholders	8,200,000 shares
Common stock to be outstanding immediately after this offering (1)(2)	104,784,131 shares
Use of Proceeds
We expect to use the net proceeds we will receive from this offering for general corporate purposes, potential acquisitions and the repayment of some of our debt. Our use of proceeds is more fully described under "Use of Proceeds." We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Dividend Policy
We have never declared or paid cash dividends on our common stock and do not currently intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings for use in our business. See "Dividend Policy" for more information.
Nasdaq Global Market Symbol	BRKR

(1)
Assumes that the underwriters do not exercise their over-allotment option to purchase up to 1,560,000 additional shares in the offering, including up to 330,000 shares that the underwriters may purchase from us. If the underwriters exercise this option in full, there will be 105,114,131 shares of common stock outstanding immediately after this offering. See "Underwriting."

(2)
The number of shares of common stock to be outstanding upon completion of this offering is based on 102,584,131 shares of common stock outstanding as of January 24, 2007. This number excludes 2,813,353 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $6.71 per share as of January 24, 2007 and 3,320,561 additional shares of common stock available for future grant under our 2000 Stock Option Plan as of January 24, 2007.

SUMMARY CONSOLIDATED FINANCIAL DATA

        On July 1, 2006, we acquired all of the outstanding stock of Bruker Optics, a company under common control. As a result, the acquisition of Bruker Optics is considered a business combination of companies under common control, and has been accounted for in a manner similar to a pooling-of-interests. The combined statement of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from Bruker BioSciences' Current Report on Form 8-K, filed December 15, 2006 and incorporated herein by reference. The consolidated statement of operations data for the nine months ended September 30, 2006 and 2005 and the consolidated balance sheet data as of September 30, 2006 have been derived from the unaudited financial statements included in Bruker BioSciences' Quarterly Report on Form 10-Q for the nine months ended September 30, 2006. Historical results are not necessarily indicative of future results. You should read the following financial information in conjunction with our consolidated financial statements and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2006 and our Current Report on Form 8-K, filed December 15, 2006.

        Certain Prior Financials incorporated by reference in this prospectus are presented on a basis different from the basis on which the following Combined Financials are presented and are therefore not comparable. For more information, see "Cautionary Note Regarding Financial Information."

COMBINED FINANCIALS

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Product and service revenue	$318,530	$354,650	$369,923	$263,426	$298,999
Other revenue	1,438	2,339	2,330	2,050	1,210
Total revenue	319,968	356,989	372,253	265,476	300,209
Total costs and operating expenses	325,645	350,395	349,831	252,750	285,485
Operating income (loss)	(5,677)	6,594	22,422	12,726	14,724
Net income (loss)	$(15,446)	$(3,855)	$9,747	$4,847	$8,773
Net income (loss) per share	$(0.17)	$(0.04)	$0.10	$0.05	$0.09
Shares used in computing net (loss) income per share — basic	92,582	99,797	100,823	100,848	101,635
diluted	92,582	99,797	101,130	100,995	102,090
	As of September 30,
	2006	As Adjusted(1)
Balance Sheet Data:
Cash and cash equivalents	$44,151	$59,795
Working capital	93,876	109,520
Total assets	409,367	425,011
Total debt	56,399	56,399
Other long-term liabilities	28,288	28,288
Total stockholders' equity	176,471	192,115

(1)
As adjusted to give effect to our receipt of $15,644,390 in net proceeds from our sale of 2,200,000 shares of common stock in this offering at an assumed public offering price per share of $7.55. The net proceeds amount reflects gross proceeds less the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations. In addition, please read "Special Note About Forward-Looking Statements" where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus. Please also read "Cautionary Note Regarding Financial Information," where we describe the non-comparability of certain financial information incorporated by reference in this prospectus.

Our preliminary fourth quarter and full year 2006 financial results are subject to change and do not present all information necessary for an understanding of our 2006 financial performance.

        Our preliminary fourth quarter and full-year 2006 financial results stated under the heading "Prospectus Summary—Recent Developments" in this prospectus are preliminary and do not present all information necessary for an understanding of our 2006 financial position and results of operations. We are preparing our complete financial statements for the year ended December 31, 2006, but these financial statements will not be available until after this offering is completed and consequently will not be available to you prior to investing. Moreover, the full year 2006 financial results are currently being audited by our independent registered public accounting firm. Our completion of our 2006 financial statements, and the related audit of these financial statements, could result in changes to the preliminary financial results contained in this prospectus. In addition, our fourth quarter revenues have traditionally been stronger than the rest of the year, and we do not anticipate our 2007 first quarter results to be as strong, or to grow as much relative to the prior-year period, as the preliminary fourth quarter 2006 results we have reported in this prospectus. You should carefully consider these qualifications in evaluating our preliminary fourth quarter and full-year 2006 financial results.

If our products fail to achieve and sustain sufficient market acceptance across their broad intended range of applications, we will not generate expected revenue.

        Our business strategy depends on our ability to successfully commercialize a broad range of products based on mass spectrometry, vibrational spectroscopy and X-ray technology for use in a variety of life science, chemistry and materials analysis applications. Some of our products have only recently been commercially launched and have achieved only limited sales to date. The commercial success of our products depends on our obtaining continued and expanding market acceptance of our mass spectrometry, infrared and Raman measurement techniques and, our X-ray analysis tools by our diverse industrial, academic, medical research and governmental customers around the world. We may fail to achieve or sustain substantial market acceptance for our products across the full range of our intended applications or in one or more of our principal intended applications. Any such failure could decrease our sales and revenue. To succeed, we must convince substantial numbers of potential customers to invest in new systems or replace their existing techniques with mass spectrometry, vibrational spectroscopy and X-ray techniques employing our systems. Limited funding available for capital acquisitions by our customers, as well as our customers' own internal purchasing approval policies, could hinder market acceptance of our products. Our intended customers may be reluctant to make the substantial capital investment generally needed to acquire our products or to incur the training and other costs involved with replacing their existing systems with our products. We also may not be able to convince our intended customers that our systems are an attractive and cost-effective alternative to other technologies and systems for the acquisition, analysis and management of molecular information. Because of these and other factors, our products may fail to gain or sustain market acceptance.

Our products compete in markets that are subject to rapid technological change, and most of our products are based on a range of mass spectrometry, vibrational spectroscopy and X-ray technologies one or more of which could be made obsolete by new technology.

        The market for discovery and analysis tools is characterized by rapid technological change and frequent new product introductions. Rapidly changing technology could make some or all of our product lines obsolete unless we are able to continually improve our existing products and develop new products. Because substantially all of our products are based on mass spectrometry, vibrational spectroscopy and X-ray technology, we are particularly vulnerable to any technological advances that would make either certain mass spectrometry, or certain vibrational spectroscopy or certain X-ray analysis tools obsolete as the basis for analytical systems in any of our markets. To meet the evolving needs of our customers, we must rapidly and continually enhance our current and planned products and services and develop and introduce new products and services. In addition, our product lines are based on complex technologies which are subject to rapid change as new technologies are developed and introduced in the marketplace. We may have difficulty in keeping abreast of the rapid changes affecting each of the different markets we serve or intend to serve. If we fail to develop and introduce products in a timely manner in response to changing technology, market demands or the requirements of our customers, our product sales may decline, and we could experience significant losses.

If we are unable to recover significant development costs of one or more of our products or product lines, our business, results of operations and financial condition may suffer.

        We offer and plan to continue to offer a broad product line and incur and expect to continue to incur substantial expenses for the development of new products and enhanced versions of our existing products. Our business model calls for us to derive a significant portion of our revenues each year from products that did not exist in the previous two years. However, we may experience difficulties which may delay or prevent the successful development, introduction and marketing of new products or product enhancements. The speed of technological change in life science and other related markets we serve may prevent us from successfully marketing some or all of our products for the length of time required to recover their often significant development costs. If we fail to recover the development costs of one or more products or product lines, our business, results of operations and financial condition could be harmed.

We face substantial competition.

        We face substantial competition and we expect that competition in all of our markets will increase further. Currently, our principal competition comes from established companies providing products using existing technologies, including mass spectrometry, X-ray technology, vibrational spectroscopy, CBRN detection technologies and other technologies, which perform many of the same functions for which we market our products. Other companies also may choose to enter our field in the future. In addition, some of our technologies indirectly compete for funding with technologies and products provided by our affiliate Bruker BioSpin; this competition creates the potential for actual or perceived conflicts of interest. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products or that may render our products obsolete. Competition has in the past and is likely in the future to subject our products to pricing pressure. Many of our competitors have more experience in the market and substantially greater financial, operational, marketing and technical resources than we do which could give them a competitive edge in areas such as research and development, production, marketing and distribution. Our ability to compete successfully will depend, in part, on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to, less expensive than, or more cost-effective than, other currently marketed products.

Our operations are dependent upon a limited number of suppliers and contract manufacturers.

        We currently purchase components used in our mass spectrometry, vibrational spectroscopy and X-ray systems from a limited number of outside suppliers. Our reliance on a limited number of suppliers could result in time delays associated with redesigning a product due to an inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery. Any of these factors could adversely affect our revenues and profitability. For example, we currently purchase key components used in our mass spectrometry, vibrational spectroscopy and X-ray systems from certain suppliers. In particular, Bruker AXS obtains a sophisticated chip for use in its CCD detectors from Fairchild Imaging which, to Bruker AXS' knowledge, is the only source of a chip of this size and quality. The X-ray microanalysis business of Bruker AXS, which manufactures and sells accessories for electron microscopes, is partially dependent on cooperation from larger manufacturers of electron microscopes. Additionally, Bruker Daltonics purchases certain magnets from a single supplier, Varian/Magnex, and also obtains certain key components for the manufacture of its ion traps from Agilent, the sole supplier of these components. Our Bruker-Quantron subsidiary purchases certain optical detectors from a single supplier, PerkinElmer, Inc., the sole supplier of certain detector components. Bruker Optics purchases its focal plane array detectors from a single supplier, Lockheed Martin Corporation. Because of the scarcity of some components, we may be unable to obtain an adequate supply of components, or we may be required to pay higher prices or to purchase components of lesser quality. Any delay or interruption in the supply of these or other components could impair our ability to manufacture and deliver our products, harm our reputation and cause a reduction in our revenues. In addition, any increase in the cost of the components that we use in our products could make our products less competitive and decrease our gross margins. We may not be able to obtain sufficient quantities of required components on the same or substantially the same terms. Additionally, consolidations among our suppliers could result in other sole source suppliers for us in the future.

Our business could be harmed if our collaborations fail to advance our product development.

        Demand for our products will depend in part upon the extent to which our collaborations with pharmaceutical, biotechnology and proteomics companies are successful in developing, or helping us to develop, new products and new applications for our existing products. In addition, we collaborate with academic institutions and government research laboratories on product development. We have limited or no control over the resources that any collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. If we fail to enter into or maintain appropriate collaboration agreements, or if any of these events occur, we may not be able to develop some of our new products, which could materially impede our ability to generate revenue or profits.

If we lose our strategic partners, our marketing efforts could be impaired.

        A substantial portion of our sales of selected products consists of sales to third parties who incorporate our products in their systems. These third parties are responsible for the marketing and sales of their systems. We have little or no control over their marketing and sales activities or how they use their resources. Our present or future strategic partners may or may not purchase sufficient quantities of products from us or perform appropriate marketing and sales activities. In addition, if we are unable to maintain our relationships with strategic partners, our business may suffer. Failures by our present or future strategic partners, or our inability to maintain or enter into new arrangements with strategic partners for product distribution, could materially impede the growth of our business and our ability to generate sufficient revenue and profits.

If we are unable to make or complete future mergers, acquisitions or strategic alliances as a part of our growth strategy or integrate recent or future mergers, acquisitions or strategic alliances, our business development may suffer.

        Our strategy includes potentially expanding our technology base through selected mergers, acquisitions and strategic alliances. In 2005, our indirect subsidiary, Bruker AXS GmbH, acquired Roentec AG, an X-ray microanalysis instrumentation company based in Berlin, Germany, and our direct subsidiary, Bruker AXS, acquired the microanalysis business of Princeton Gamma-Tech Instruments, Inc., a company located in Rocky Hill, New Jersey. The acquired businesses were combined to form a new group within Bruker AXS that focuses on the microanalysis market, a market not previously addressed by Bruker AXS. In the first quarter of 2006, Bruker AXS GmbH completed its acquisition of Socabim SAS, a privately-held Paris, France based company focused on advanced X-ray materials research and analysis software. On July 1, 2006, we completed our acquisition of Bruker Optics. On July 18, 2006, Bruker AXS acquired KeyMaster Technologies, Inc., a developer and manufacturer of portable hand-held X-ray fluorescence (XRF) systems located in Kennewick, Washington. On September 6, 2006, Bruker AXS GmbH completed its acquisition of Quantron GmbH, an optical emission spectroscopy company based in Kleve, Germany.

        We may seek to continue to expand our technology base through mergers, acquisitions and strategic alliances. If we fail to effect mergers, acquisitions and strategic alliances, our technology base may not expand as quickly and efficiently as possible. Without such complementary growth from selected mergers, acquisitions and strategic alliances, our ability to keep up with the evolving needs of the markets we serve and to meet our future performance goals could be adversely affected. However, we may not be able to find attractive candidates, or enter into mergers, acquisitions or strategic alliances on terms that are favorable to us, or successfully integrate the operations of companies that we acquire. In addition, we may compete with other companies for these merger, acquisition or strategic alliance candidates, which could make such a transaction more expensive for us. If we are able to successfully identify and complete a merger, acquisition or strategic alliance, it could involve a number of risks, including, among others:

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  the difficulty of coordinating or consolidating geographically separate organizations and integrating personnel with different business backgrounds and corporate cultures;

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  the difficulty of integrating previously autonomous departments in accounting and finance, sales and marketing, distribution, and administrative functions, and expanding and integrating information and management systems;

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  the diversion of resources and management time;

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  the potential disruption of our ongoing business; and

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  the potential impairment of relationships with customers as a result of changes in management or otherwise arising out of such transactions.

If we are not able to successfully integrate acquired businesses, we may not be able to realize all of the cost savings and other benefits that we expect to result from the transactions.

Goodwill and other intangible assets are subject to impairment.

        As a result of the merger of Bruker Daltonics and Bruker AXS in July 2003, we recorded goodwill and other intangible assets, which must be periodically evaluated for potential impairment. In addition, the recent acquisitions of Roentec, Socabim, Bruker Optics, KeyMaster and Quantron and the

microanalysis business of Princeton Gamma-Tech Instruments resulted in additional goodwill and other intangible assets. We assess the realizability of the goodwill and other intangible assets annually as well as whenever events or changes in circumstances indicate that the assets may be impaired. These events or circumstances generally include operating losses or a significant decline in the earnings associated with the business segment these acquisitions are reported within. Our ability to realize the value of the goodwill will depend on the future cash flows of the business segment in addition to how well we integrate the businesses.

In addition to the risks applicable to our life science and materials analysis products, our CBRN detection products are subject to a number of additional risks, including lengthy product development and contract negotiation periods and certain risks inherent in long-term government contracts; our Fourier Transform Infrared, or FTIR, business with the Chinese State Food and Drug Administration, or SFDA, is also subject to the risks inherent in long-term government contracts.

        Our CBRN detection products are subject to many of the same risks associated with our life science products, including vulnerability to rapid technological change, dependence on mass spectrometry and other technologies and substantial competition. In addition, our CBRN detection products as well as our FTIR products are generally sold to government agencies under long-term contracts. These contracts generally involve lengthy pre-contract negotiations and product development. We may be required to devote substantial working capital and other resources prior to obtaining product orders. As a result, we may incur substantial costs before we recognize revenue from these products. Moreover, in return for larger, longer-term contracts, our customers for these products often demand more stringent acceptance criteria. Their criteria may also cause delays in our ability to recognize revenue from sales of these products. Furthermore, we may not be able to accurately predict in advance our costs to fulfill our obligations under these long-term contracts. If we fail to accurately predict our costs, due to inflation or other factors, we could incur significant losses. Any single long-term contract for our FTIR products, such as Bruker Optics' existing contract with the Chinese SFDA, or for our CBRN detection products, may represent a material portion of our total business volume, and the loss of any such contract could have a material adverse effect on our results of operations. Failure to increase other business or to obtain additional government contracts could cause our revenue to decline. Also, the presence or absence of such contracts may cause substantial variation in our results of operations between fiscal periods and, as a result, our results of operations for any given fiscal period may not be predictive of our results for subsequent fiscal periods. The resulting uncertainty may have an adverse impact on our stock price.

If general health care spending patterns decline, our ability to generate revenue may suffer.

        We are dependent, both directly and indirectly, upon general health care spending patterns, particularly in the research and development budgets of the pharmaceutical and biotechnology industries, as well as upon the financial condition of various governments and government agencies. Since our inception, both we and our academic collaborators and customers have benefited from various governmental contracts and research grants. Whether we or our academic collaborators will continue to be able to attract these grants depends not only on the quality of our products, but also on general spending patterns of public institutions. The proposed federal budget for fiscal year 2007 freezes spending for the National Institute of Health (NIH) at $28.6 billion. Such a freeze or a potential decrease in the level of governmental spending allocated to scientific and medical research could substantially reduce or even eliminate our grants as well as decrease demand for our products from academic and medical research customers, many of which receive funding from NIH.

Any reduction in the capital resources or government funding of our customers could reduce our sales and impede our ability to generate revenue.

        A significant portion of our sales are capital purchases by our customers. The spending policies of our customers could have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. Any changes in capital spending or changes in the capital budgets of our customers could significantly reduce demand for our products. The capital resources of our biotechnology and other corporate customers may be limited by the availability of equity or debt financing. Any significant decline in research and development expenditures by our life science customers could significantly decrease our sales. In addition, we make a substantial portion of our sales to non-profit and government entities which are dependent on government support for scientific research. Any decline in this support could decrease the ability of these customers to purchase our products.

We are subject to existing and potential additional regulation and government inquiry, which can impose burdens on our operations and narrow the markets for our products.

        We are subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our operations and markets. For example, exportation of our products, particularly our CBRN detection products, is subject to strict regulatory control in a number of jurisdictions. The failure to satisfy export control criteria or obtain necessary clearances could delay or prevent shipment of products, which could adversely affect our revenues and profitability. Moreover, the life sciences industry, which is the market for our principal products, has historically been heavily regulated. There are, for example, laws in several jurisdictions restricting research in genetic engineering, which can operate to narrow our markets. Given the evolving nature of this industry, legislative bodies or regulatory authorities may adopt additional regulation that adversely affects our market opportunities. Additionally, if ethical and other concerns surrounding the use of genetic information, gene therapy or genetically modified organisms become widespread, we may have less demand for our products. Our business is also directly affected by a wide variety of government regulations applicable to business enterprises generally and to companies operating in the life sciences industry in particular. We note that, as a result of developing and selling products which are the subject of such regulation, we have been, are, and expect to be in the future, subject to inquiries from the government agencies which enforce these regulations, including the U.S. Department of State, the U.S. Department of Commerce, the U.S. Food and Drug Administration, the U.S. Internal Revenue Service, the U.S. Department of Homeland Security, the U.S. Department of Justice, the Securities and Exchange Commission, the Federal Trade Commission, the U.S. Customs and Border Protection and the U.S. Department of Defense, among others, as well as from state or foreign governments and their departments and agencies. As a result, from time to time, the attention of our management and other resources may be diverted to attend to these inquiries. In addition, failure to comply with these regulations or obtain or maintain necessary permits and licenses could result in a variety of fines or other censures or an interruption in our business operations which may have a negative impact on our ability to generate revenues. Finally, our compliance with existing regulations, such as the Sarbanes-Oxley Act of 2002, may have a material adverse impact on us. Under Section 404 of Sarbanes-Oxley, we are required to evaluate and determine the effectiveness of our internal control structure and procedures for financial reporting. Compliance with this legislation may divert management's attention and resources and cause us to incur significant expense.

If we fail to maintain effective systems of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

        Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in our Annual Report on Form 10-K, for the year ended December 31, 2004, we identified and disclosed material weaknesses in our internal control over financial reporting at one significant subsidiary whose operations and financial condition are significant to our consolidated financial statements. In response to these material weaknesses identified, we took steps to strengthen our internal controls over financial reporting at this significant subsidiary. These steps included the following:

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  We evaluated and continue to evaluate the roles and functions within the significant subsidiary's accounting department and added additional resources to support the controls surrounding inventory valuation and the financial statement close process. Temporary staff had been used to perform additional procedures while management evaluated resources and systems and permanent resources were in place by the end of the third quarter of 2005. Management believes that these additional resources together with the existing accounting staff enable us to perform proper financial reporting.

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  In addition to augmenting our accounting personnel, management determined it was necessary to automate and establish certain preventative controls through the implementation of a fully integrated Materials Resource Planning (MRP) system. Management selected an MRP system during the third quarter of 2005, and completed the implementation of the new system during the second quarter of 2006.

        Management believes that the above measures will address the material weaknesses described in our Annual Report on Form 10-K, for the year ended December 31, 2004, in the near and long-term. The material weaknesses identified and disclosed in the Annual Report on Form 10-K for the year ended December 31, 2004 were remediated in 2005 (See Item 9A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 14, 2006, Controls and Procedures). The Audit Committee and management will continue to monitor the effectiveness of our internal controls and procedures on an ongoing basis and will take further action, as appropriate.

        As part of our ongoing monitoring of internal control we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a "material weakness" is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A "significant deficiency" is a control deficiency or combination of control deficiencies, that adversely affect a company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company's annual or interim financial statements that is more than inconsequential will not be prevented or detected.

        Management has concluded, and our independent registered public accounting firm has attested, that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Any failure to maintain improvements in the internal control over our financial reporting could cause us to fail to meet our reporting obligations. As a result, current and potential investors could lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Our success depends on our ability to operate without infringing or misappropriating the proprietary rights of others.

        Our commercial success depends on avoiding the infringement of other parties' patents and proprietary rights as well as avoiding the breach of any licenses relating to our technologies and products. Given that there may be patents of which we are unaware, particularly in the U.S. where patent applications are confidential, avoidance of patent infringement may be difficult. Various third-parties hold patents which may relate to our technology, and we may be found in the future to infringe these or other patents or proprietary rights of third parties, either with products we are currently marketing or developing or with new products which we may develop in the future. If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our current or future products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. We may not be able to obtain a license on commercially reasonable terms, if at all, especially if the patent holder is a competitor. In addition, even if we can obtain the license, it may be non-exclusive, which will permit others to practice the same technology licensed to us. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the U.S., these damages could include damages equal to triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing by them or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or license payments they are required to make to the patent holder. Any successful infringement action brought against us may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well as our marketing of other products based on similar technology. Furthermore, we will suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any successful infringement action against us may harm our business.

If we are unable to effectively protect our intellectual property, third parties may use our technology, which would impair our ability to compete in our markets.

        Our continued success will depend in significant part on our ability to obtain and maintain meaningful patent protection for our products throughout the world. We rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may not issue as patents, and any patent previously issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued, or which may be issued to us in the future, may not be sufficiently broad to prevent third parties from producing competing products similar to our products. In addition, the laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the U.S. Failure to obtain adequate patent protection for our proprietary technology could materially impair our ability to be commercially competitive.

        In addition to patent protection, we also rely on the protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and strategic partners upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse affect on our operating results, financial condition and future growth prospects. Furthermore, others may have, or may in the future independently develop, substantially similar or superior know-how and technology.

We may be involved in lawsuits to protect or enforce our patents that are brought by us which could be expensive and time consuming and, if determined adversely, could adversely affect our patent position.

        In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and diverts our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our common stock.

We have agreed to share our name, portions of our intellectual property rights and distribution channels with other entities under common control which could result in the loss of our name and lock in the price of products we may sell to these entities which may not be the best price available for these products.

        We maintain a sharing agreement with 13 affiliated entities that requires us to share portions of our intellectual property as it existed on February 28, 2000 and our distribution channels with these affiliated companies and their affiliates. We also share the Bruker name with many of these affiliates. We could lose the right to use the Bruker name if (a) we declare bankruptcy, (b) we interfere with another party's use of the name, (c) we take a material action which materially detracts from the goodwill associated with the name, (d) we suffer a major loss of our reputation in our industry or marketplace, or (e) we undergo a change of control. The loss of the Bruker name could result in a loss of goodwill, brand loyalty and sales of our products. In addition, we have agreed to maintain the price of some products purchased from and sold to these affiliates for a period of up to twelve years, subject to yearly adjustments in an amount no greater than the increase in the Consumer Price Index.

Our manufacture and sale of products could lead to product liability claims for which we could have substantial liability.

        The manufacture and sale of our products exposes us to product liability claims if any of our products cause injury or are found otherwise unsuitable during manufacturing, marketing, sale or customer use. In particular, if one of our CBRN detection products malfunctions, this could lead to civilian or military casualties in a time of unrest, exposing us to increased potential for high-profile liability. If our CBRN detection products malfunction by generating a false-positive to a potential threat, we could be exposed to liabilities associated with actions taken that otherwise would not have been required. A successful product liability claim brought against us in excess of, or outside the coverage of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. We may not be able to maintain product liability insurance on acceptable terms, if at all, and insurance may not provide adequate coverage against potential liabilities.

Responding to claims relating to improper handling, storage or disposal of hazardous chemicals and radioactive and biological materials which we use could be time consuming and costly.

        We use controlled hazardous and radioactive materials in our business and generate wastes that are regulated as hazardous wastes under United States federal, and Massachusetts, California and Wisconsin state, environmental and atomic energy regulatory laws and under equivalent provisions of law in those jurisdictions in which our research and manufacturing facilities are located. Our use of these substances and materials is subject to stringent, and periodically changing, regulation that can impose costly compliance obligations on us and have the potential to adversely affect our manufacturing activities. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be held liable for any damages that result, in addition to incurring clean-up costs and liabilities, which can be substantial. Additionally, an accident could damage our research and manufacturing facilities resulting in delays and increased costs.

We are dependent upon various key personnel and must recruit additional qualified personnel for a number of management positions.

        Our success is highly dependent on the continued services of key management, particularly our chief executive officer, Frank. H. Laukien, as well as technical and scientific personnel. Our management and other employees may voluntarily terminate their employment with us at any time upon short notice. The loss of the services of any member of our senior management, technical or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. Competition for qualified personnel is intense, particularly in the areas of information technology, engineering and science, and the process of hiring suitably qualified personnel is often lengthy. If we are unable to hire and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced.

Our chief executive officer and one of our senior vice presidents maintain relationships with the Bruker BioSpin group which may impact their management of us.

        Our chief executive officer, Frank H. Laukien, and one of our senior vice presidents, Dirk D. Laukien currently are, and have been for over 10 years, management officers and directors of the Bruker BioSpin group, which consists of several affiliated companies including Bruker BioSpin Inc., Bruker Physik AG, Bruker BioSpin Invest AG, Techneon AG and their respective subsidiaries. Dr. Frank Laukien spends a substantial amount of time rendering services to the Bruker BioSpin group as the group's co-CEO. Dr. Dirk Laukien spends a substantial amount of time rendering services to the Bruker BioSpin group as the co-president and a director of Bruker BioSpin Inc. and as a director of Bruker AG. Although Frank and Dirk Laukien spend the majority of their time attending to our business, their involvement with the Bruker BioSpin group reduces the time and attention they can devote to our management. Dr. Frank Laukien and Dr. Dirk Laukien each beneficially own directly or indirectly more than 10% of our stock and more than 10% of the stock of the Bruker BioSpin group. We collaborate with the Bruker BioSpin group in selected product developments, and a portion of our customer base also does business with the Bruker BioSpin group. We believe that all agreements with the Bruker BioSpin group are at arm's length commercial conditions and pricing. However, Dr. Frank Laukien's and Dr. Dirk Laukien's relationships with the Bruker BioSpin group could create an actual or perceived conflict of interest which could negatively impact our business, financial condition, results of operations or cash flows.

We may not be able to maintain our sales and service staff to meet demand for our products and services.

        We need to expand our direct marketing and sales force as well as our service and support staff. Our future revenue and profitability will depend in part on our ability to maintain our team of marketing and service personnel. Because our products are technical in nature, we believe that our marketing, sales and support staff must have scientific or technical expertise and experience. Competition for employees with these skills is intense. We may not be able to continue to attract and retain sufficient qualified sales and service people, and we may not be able to maintain and develop an efficient and effective sales, marketing and support department. If we fail to continue to attract or retain qualified people, then our business could suffer.

We plan significant growth, and there is a risk that we will not be able to manage this growth.

        Our success will depend on the expansion of our operations. Effective growth management will place increased demands on our management, operational and financial resources. To manage our growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. Our failure to manage this growth effectively could impair our ability to generate revenue or could cause our expenses to increase more rapidly than revenue, resulting in operating losses.

We derive a significant portion of our revenue from international sales and are subject to the risks of doing business in foreign countries.

        International sales account and are expected to continue to account for a significant portion of our total revenues. Our international operations are, and will continue to be, subject to a variety of risks associated with conducting business internationally, many of which are beyond our control. These risks, which may adversely affect our ability to achieve and maintain profitability and our ability to sell our products internationally, include:

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  changes in foreign currency exchange rates;

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  changes in regulatory requirements;

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  legislation and regulation, including tariffs, relating to the import or export of high technology products;

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  the imposition of government controls;

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  political and economic instability, including international hostilities, acts of terrorism and governmental restrictions, inflation, trade relationships and military and political alliances;

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  costs and risks of deploying systems in foreign countries;

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  compliance with export laws and controls in multiple jurisdictions;

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  limited intellectual property rights; and

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  the burden of complying with a wide variety of complex foreign laws and treaties, including unfavorable labor regulations, specifically those applicable to our European operations, as well as U.S. laws affecting the activities of U.S. companies abroad.

        While the impact of these factors is difficult to predict, any one or more of these factors could adversely affect our operations in the future.

We may lose money when we exchange foreign currency received from international sales into U.S. dollars.

        A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We recognize foreign currency gains or losses arising from our operations in the period incurred. In addition, currency fluctuations could cause the price of our products to be more or less competitive than our principal competitors' products. Currency fluctuations will increase or decrease our cost structure relative to those of our competitors which could lessen the demand for our products and affect our competitive position. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. From time to time we enter into certain hedging transactions and/or option and foreign currency exchange contracts which are intended to offset some of the market risk associated with our sales denominated in foreign currencies. We cannot predict the effectiveness of these transactions or their impact upon our future operating results, and from time to time they may negatively affect our quarterly earnings.

Various international tax risks could adversely affect our earnings.

        We are subject to international tax risks. Distributions of earnings and other payments received from our subsidiaries may be subject to withholding taxes imposed by the countries where they are operating or are formed. If these foreign countries do not have income tax treaties with the United States or the countries where our subsidiaries are incorporated, we could be subject to high rates of withholding taxes on these distributions and payments. We could also be subject to being taxed twice on income related to operations in these non-treaty countries. Because we are unable to reduce the taxable income of one operating company with losses incurred by another operating company located in another country, we may have a higher foreign effective income tax rate than that of other companies in our industry. The amount of the credit that we may claim against our U.S. federal income tax for foreign income taxes is subject to many limitations which may significantly restrict our ability to claim a credit for all of the foreign taxes we pay.

        We currently have reserves established on the statutory books of certain international locations. Within our audited consolidated financial statements, which have been prepared under U.S. generally accepted accounting principles, the potential tax liabilities associated with these reserves have been recorded as long-term deferred tax liabilities. If these reserves are challenged, and we are unable to successfully defend the need for such reserves, these liabilities could become current resulting in a negative impact to our anticipated cash flows from operations over the next twelve months.

Armed hostilities could constrain our ability to conduct business internationally and could also disrupt our U.S. operations.

        The current world unrest, or the responses of the United States, may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States. These attacks or armed conflicts may affect our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, our supply chain, our production capability, our insurance premiums or the ability to purchase insurance and our ability to deliver our products to our customers. The consequences of these risks are unpredictable, and their long-term effect upon us is uncertain.

The unpredictability and fluctuation of our quarterly results may adversely affect the trading price of our common stock.

        Our revenues and results of operations have in the past and may in the future vary from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

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  the timing of sales of our products and services;

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  the timing of recognizing revenue and deferred revenue under U.S. GAAP;

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  changes in our pricing policies or the pricing policies of our competitors;

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  increases in sales and marketing, product development or administration expenses;

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  the mix of services provided by us and third-party contractors;

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  our ability to attain and maintain quality levels for our products;

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  costs related to acquisitions of technology or businesses; and

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  the effectiveness of transactions entered into to hedge the risks associated with foreign currency and interest rate fluctuations.

        Historically, we have experienced a decrease in revenue in the first, second and third quarters of each fiscal year relative to the prior fourth quarter, which we believe is due to our customers' budgeting cycles. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in some future quarters, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

We face potential volatility of our stock price.

        There has only been a public market for our common stock since August 2000. The market price of our common stock may fluctuate substantially in response to various factors, many of which are beyond our control, including:

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  quarterly fluctuations in results of operations, as described above;

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  our ability to successfully commercialize our products;

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  technological innovations or new commercial products by us or our competitors;

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  developments concerning government regulations or proprietary rights which could affect the potential growth of our markets;

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  material changes in our relationships with, or the viability of, strategic business partners;

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  market reaction to trends in revenues and expenses, especially research and development;

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  changes in earnings estimates by analysts;

  •
  volatility and uncertainty in the capital markets in general;

  •
  loss of key personnel;

  •
  changes in accounting principles;

  •
  lack of trading volume in our stock;

  •
  fluctuation within the life science and industrial analysis markets;

  •
  sales of common stock by existing stockholders, particularly large institutional investors who cannot hold stock traded at less than $5 per share; and

  •
  economic and political conditions.

        The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market, The Nasdaq Global Market and the market for life science stocks in particular, has been and is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their securities have been the subjects of securities class action litigation. Any such litigation instigated against us could result in substantial costs and a diversion of managements' attention and resources, which could significantly harm our business, financial condition and operating results.

Certain financial information incorporated by reference in this prospectus is presented on a basis different from the basis on which our most recently published financial information is presented and is therefore not comparable.

        We have incorporated by reference in this prospectus financial statements and other financial information that do not include the financial position and results of operations of Bruker Optics and Bruker BioSciences as a consolidated entity. These financial statements complied with applicable accounting requirements when they were initially filed and are incorporated by reference herein in accordance with the rules and regulations of the Securities and Exchange Commission. Our most recently published financial information is presented on a combined basis and includes the financial position and results of operations of Bruker Optics and Bruker BioSciences as if they had been a part of a consolidated entity for all periods presented, even as to periods prior to the Bruker Optics acquisition. This presentation also complies with applicable accounting requirements. As a result of the different bases of presentation, however, the financial statements and other financial information published more recently are not comparable to the financial statements and other financial information that excludes the combined financial position and results of operations of Bruker Optics and Bruker BioSciences, and the latter should not be relied upon in assessing our financial performance or in making an investment decision with respect to this offering. For more information, see "Cautionary Note Regarding Financial Information."

Future sales of our stock may impact its market price.

        Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock covered by this prospectus, including the underwriters' over-allotment option, is equal to approximately 11.7% of the currently outstanding shares of our common stock. We cannot predict the effect that market sales of such a large number of shares would have on the market price of our common stock.

Existing stockholders have significant influence over us.

        Our Laukien majority stockholders, including the selling stockholders and Frank H. Laukien, own or control, in the aggregate, approximately 62.3% of our outstanding common stock (approximately 53.2% upon completion of this offering, or 51.9% if the over-allotment option is exercised in full). As a result, these stockholders will be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these stockholders.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter and bylaws and as well as Delaware law.

        Provisions in our certificate of incorporation, as amended, and our bylaws, as well as Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation, as amended, and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

  •
  staggered board of directors, where stockholders elect only a minority of the board each year;

  •
  advance notification procedures for matters to be brought before stockholder meetings;

  •
  a limitation on who may call stockholder meetings; and

  •
  the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

Management will have broad discretion as to the use of the proceeds received by us from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 2,200,000 shares of common stock we are offering will be approximately $15.6 million after deducting underwriting discounts and commissions, and the estimated offering expenses payable by us, based on an assumed public offering price of $7.55 per share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us will be approximately $18.0 million. Each $1.00 increase (decrease) in the assumed offering price of $7.55 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more shares than the number set forth on the cover page of this prospectus.

        We intend to use the net proceeds from our sale of common stock in this offering for general corporate purposes, potential acquisitions complementary to our existing business and the repayment of some of our debt. Specifically, we may repay a portion of the outstanding amount on our line of credit with Citizens Bank. In July 2006, we issued a demand promissory note for a $40 million line of credit with Citizens Bank. In July 2006, we borrowed $20 million on this line of credit to finance a portion of our acquisition of Bruker Optics and an additional $10 million to finance our purchase of KeyMaster Technologies, Inc. During the third quarter of 2006, we repaid $10 million outstanding on this line of credit, and during the fourth quarter of 2006 we repaid an additional $9 million. The note bears interest at the bank's prime rate, LIBOR plus 1%, or, at our request, a LIBOR advantage rate plus 1%. As of January 24, 2007, we owed $11 million on this line of credit.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

        We will not receive any proceeds from the sale of shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK

        Our common stock has traded on The Nasdaq Global Market since August 4, 2000, the date that our common stock was first offered to the public. Prior to our merger with Bruker AXS Inc., our common stock traded under the symbol "BDAL." Since the consummation of the merger on July 1, 2003, our common stock has traded under the symbol "BRKR." The following table sets forth on a per share basis the high and low sales prices for our common stock for the quarters indicated. Prices shown are from The Nasdaq Global Market.

	Price Range of Common Stock
	High	Low
2005
First Quarter	$4.14	$3.16
Second Quarter	4.49	3.07
Third Quarter	4.69	3.86
Fourth Quarter	5.60	3.97
2006
First Quarter	$5.45	$4.24
Second Quarter	6.26	4.52
Third Quarter	7.33	5.19
Fourth Quarter	8.47	6.70
2007
First Quarter (through January 24)	$7.94	$7.07

        On January 24, 2007, the reported last sale price for our common stock on The Nasdaq Global Market was $7.55 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our securities.

        On January 24, 2007, there were 102,584,131 shares of our common stock outstanding, held by approximately 99 stockholders of record. This number does not include the individual beneficial owners of shares held in nominee name or within clearinghouse positions of brokerage firms and banks.

DIVIDEND POLICY

        We have not declared or paid any dividends on our common stock since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain available funds for use in our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, results of operations and capital requirements. The terms of some of our outstanding indebtedness prohibit us from paying cash dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2006:

  •
  on an actual basis; and

  •
  as adjusted to reflect the receipt and application by us of the estimated net proceeds from our sale of 2,200,000 shares of our common stock in this offering, at an assumed public offering price of $7.55 per share, after deducting underwriting discounts and commissions and the estimated offering expenses.

        You should read this table in conjunction with the financial statements and the other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference elsewhere in this prospectus.

	As of September 30, 2006
	Actual	As Adjusted(1)
	(dollars in thousands)
Cash and cash equivalents	$44,151	$59,795

Short-term and long-term obligations	$232,896	$232,896

Stockholders' equity:
Common stock, $0.01 par value, 200,000,000 shares authorized; 102,225,996 shares issued and outstanding, actual; and 104,784,131 shares issued, as adjusted	1,017	1,039
Additional paid-in capital	147,733	163,355
Accumulated deficit	7,761	7,761
Accumulated other comprehensive income	19,960	19,960

Total stockholders' equity	176,471	192,115

Total capitalization	$409,367	$425,011

        The table above does not include:

  •
  3,038,609 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $6.72 per share at September 30, 2006; and

  •
  3,369,433 additional shares of common stock available for future grant under our 2000 Stock Option Plan at September 30, 2006.

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $7.55 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more shares than the number set forth on the cover page of this prospectus. The as adjusted information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DESCRIPTION OF COMMON STOCK

        The following summary of our common stock does not purport to be complete. You should read the applicable provisions of Delaware General Corporation Law, our certificate of incorporation and our by-laws. This summary is qualified in its entirety by reference to the provisions of our certificate of incorporation, as amended, and by-laws, which have been filed with the Securities and Exchange Commission.

General

        We are authorized to issue 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $.01 per share.

        As of January 24, 2007, 102,584,131 shares of our common stock were issued and outstanding, no shares of our preferred stock were issued and outstanding and 3,320,561 shares of our common stock were reserved for issuance under our stock option plan.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. Holders of our common stock have no preemptive, subscription or redemption rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Stock Option Plan

        Certificate of Incorporation and Bylaws Provisions.    Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Classified Board of Directors.    Our certificate of incorporation and bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

        Authorized but Unissued or Undesignated Capital Stock.    Our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

        Special Meetings of Stockholders.    Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our Chairman of the board of directors or by our

President. In addition, the President or Secretary shall call a special meeting if requested by a majority of directors.

        Notice Procedures.    Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the date set forth in the bylaws for the annual meeting. The notice must contain certain information specified in the bylaws.

        Other Anti-Takeover Provisions.    Our Amended and Restated 2000 Stock Option Plan contains provisions which may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals. In the event of any (i) sale or conveyance to another entity of all or substantially all of our property and assets, including, without limitation, by way of merger or consolidation, or (ii) change of control, the purchaser may, in his, her or its discretion, deliver to the optionee the same kind of consideration that is delivered to the shareholders as a result of such sale, conveyance or change in control, or the board of directors may cancel all outstanding options in exchange for consideration in cash or in kind equal to the value of those shares of stock the optionee would have received had the option been exercised (to the extent exercisable) and no disposition of the shares has been made prior to such transaction. Upon receipt of such consideration by the optionee, his or her option shall immediately terminate. The board of directors also has the power and right to accelerate the exercisability of any options upon such sale, conveyance or change in control.

        Limitation of Director Liability.    Our certificate of incorporation and bylaws limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders. Specifically, our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Indemnification Arrangements.    Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

        Our five largest stockholders are Frank H. Laukien, Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien. Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien are the selling stockholders in this offering. Dirk Laukien is a Senior Vice President of Bruker BioSciences and the President of Bruker Optics. Jörg Laukien is a member of the Board of Directors of Bruker BioSciences. Isolde Laukien-Kleiner and Marc Laukien are not actively involved with Bruker BioSciences, and are not employees, members of management or directors of Bruker BioSciences. Frank H. Laukien, our Chairman, President and Chief Executive Officer, is not selling any shares of common stock in this offering.

        As of January 24, 2007, the four selling stockholders held, in the aggregate, 44,896,300 shares, or 43.8% of our outstanding common stock. They intend to sell 8,200,000 of those shares in this offering. Upon completion of this offering, these selling stockholders will own 35.0% of our common stock, or 33.7% if the underwriters' over-allotment option is exercised in full, and our public float will increase from 37.6% to 46.7% of our outstanding common stock, or 48.0%, if the underwriters' over-allotment option is exercised in full. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

        Based solely upon information furnished to us by the selling stockholders, the following table sets forth the name of each selling stockholder and, as of January 24, 2007, the number and percentage of shares of common stock beneficially owned by each selling stockholder and the number of shares being registered for sale by each selling stockholder. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. You should keep the following points in mind as you read the information in the table:

  •
  The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. In addition, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable date, whether upon the exercise of options or otherwise.

  •
  The percentage of our common stock outstanding before the offering is based on 102,584,131 shares of our common stock outstanding as of January 24, 2007, and the percentage of our common stock outstanding after the offering assumes the sale by us of 2,200,000 newly issued shares of our common stock in this offering.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned Upon Completion of the Offering
Name of Beneficial Owner			Number of Shares Being Offered
	Number	Percentage		Number	Percentage
Dirk Laukien (1) 2634 Crescent Ridge Drive The Woodlands, Texas 77381	13,431,483	13.1%	1,700,000	11,731,483	11.2%
Isolde Laukien-Kleiner Lichtentaler Allee 68 D-76530 Baden-Baden Germany	9,713,472	9.5%	2,200,000	7,513,472	7.2%
Jörg Laukien Uhlandstrasse 10 D-76275 Ettlingen-Bruchhausen Germany	11,068,168	10.8%	1,700,000	9,368,168	8.9%
Marc Laukien 809 Harbour Isles Ct. North Palm Beach, FL 33410	10,683,177	10.4%	2,600,000	8,083,177	7.7%
Totals	44,896,300	43.8%	8,200,000	36,696,300	35.0%

(1)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000.

        We and the selling stockholders have granted to the underwriters an over-allotment option as described in "Underwriting." The following table sets forth, as to each selling stockholder, the number of shares subject to the underwriters' over-allotment option as well as the number of shares owned by each selling stockholder and the percentage ownership of each selling stockholder after this offering, assuming the exercise in full of the underwriters' over-allotment option:

	Shares of Common Stock Subject to Over-Allotment Option	Shares of Common Stock Beneficially Owned Upon Completion of the Offering
Name of Beneficial Holder
		Number	Percentage
Dirk Laukien (1)	255,000	11,476,483	10.9%
Isolde Laukien-Kleiner	330,000	7,183,472	6.8%
Jörg Laukien	255,000	9,113,168	8.7%
Marc Laukien	390,000	7,693,177	7.3%

Total	1,230,000	35,466,300	33.7%

(1)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000.

Certain Relationships

        Our five largest stockholders are Frank H. Laukien, Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien. Isolde Laukien-Kleiner is the mother of Dirk and Marc Laukien. Jörg, Frank, Dirk and Marc are brothers or half-brothers. As described above, Dirk Laukien, Isolde Laukien-Kleiner, Jörg Laukien and Marc Laukien are the selling stockholders in this offering and Frank H. Laukien, our Chairman, President and Chief Executive Officer, is not selling any shares of common stock in this offering. Dirk Laukien is a Senior Vice President of Bruker BioSciences and the President of Bruker Optics. Jörg Laukien is a member of the Board of Directors of Bruker Biosciences. Isolde Laukien-Kleiner and Marc Laukien are not actively involved with Bruker BioSciences, and are not employees, members of management or directors of Bruker BioSciences.

        We are affiliated with Bruker BioSpin Inc., Bruker Physik AG, Bruker BioSpin Invest AG, Techneon AG, and their respective subsidiaries, which we refer to collectively as the Bruker BioSpin group, through common control at the stockholder level. Our five largest stockholders are also the controlling stockholders of the Bruker BioSpin group. We also do business with these entities, including product collaborations and distribution and supply arrangements.

        Jörg C. Laukien, a director of Bruker BioSciences, is a director and President of Bruker BioSpin MRI, Inc., President of Bruker Elektronic GmbH, a director of Bruker Biospin Inc., a director of Bruker BioSpin SA, a director of Bruker BioSpin s.r.l., and a director of Techneon AG. Additionally, Jörg Laukien beneficially owns directly or indirectly more than 10% of the stock of each of the Bruker affiliated companies.

        Dirk D. Laukien, President of Bruker Optics, is also Co-President and director of Bruker BioSpin Inc., and a director of Bruker AG, each a Bruker affiliated company. Additionally, Dirk Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker affiliated companies. Bruker Optics rents various office spaces from Dirk Laukien under lease agreements. Under these lease agreements, during each of the years ended December 31, 2005, 2004 and 2003, Dirk Laukien was paid $300,000, which was estimated to be equal to the estimated fair market value less the cost of certain capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2005, 2004 and 2003 and received $31,500, $100,000 and $200,000 in rental income, respectively, which included charges for utilities and other occupancy costs. In July 2004, Bruker Optics borrowed $1.5 million from Dirk Laukien at a fixed rate of 4.68% due in July 2006. During 2005, this loan was repaid in full.

        Marc Laukien owns directly or indirectly more than 10% of the stock of each of the Bruker affiliated companies.

UNDERWRITING

        We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. Bear, Stearns & Co. Inc. and UBS Securities LLC are the representatives of the underwriters and the joint book-runners of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
Bear, Stearns & Co. Inc.
UBS Securities LLC

Total	10,400,000

        The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        Our common stock and the common stock to be sold by the selling stockholders are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

        We and the selling stockholders have granted the underwriters an option to buy up to an aggregate of 1,560,000 additional shares of our common stock. Of these shares, the underwriters may purchase up to 330,000 shares from us and up to 1,230,000 shares from the selling stockholders in respective amounts set forth under "Selling Stockholders." The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above, and we and the selling stockholders will sell additional shares in proportion to the maximum number of shares subject to sale by us and them.

Commissions and Discounts

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $                        per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

        We and the selling stockholders will share all of the expenses of this offering, including underwriting discounts and commissions, on a pro rata basis, based on the number of shares of common stock being sold by us and by the selling stockholders in this offering. The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,560,000 shares.

	Paid by Us		Paid by Selling Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

        We estimate that the total expenses of this offering payable by us and the selling stockholders, not including the underwriting discounts and commissions, will be approximately $835,000.

No Sales of Similar Securities

        We, each of our executive officers and each of our directors and each selling stockholder have entered into lock-up agreements with underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of Bear, Stearns & Co. Inc. and UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock. The restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, Bear, Stearns & Co. Inc. and UBS Securities LLC may, in their sole discretion, release all or some of the securities from these lock-up agreements. Under our lock-up agreement, we are permitted to issue up to an aggregate of one million shares of our common stock in connection with an acquisition, strategic licensing arrangement, corporate partnering transaction or similar extraordinary corporate transaction.

Indemnification and Contribution

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we and the selling stockholders are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

The Nasdaq Global Market Quotation

        Our common stock is quoted on The Nasdaq Global Market under the symbol "BRKR."

Price Stabilization, Short Position

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock in the open market to cover positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are sales made in excess of the over-allotment in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

        In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on The Nasdaq Global Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

        Certain of the underwriters and their affiliates have provided in the past and may provide from time to time certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees.

        The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

LEGAL MATTERS

        The validity of common stock offered is being passed upon for us by Nixon Peabody LLP, Boston, Massachusetts. Richard M. Stein, a partner of Nixon Peabody LLP, is a director and Secretary of Bruker BioSciences. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with the offering.

EXPERTS

        The consolidated financial statements and schedule of Bruker BioSciences Corporation appearing in Bruker BioSciences Corporation's Current Report on Form 8-K dated December 15, 2006 and Bruker BioSciences Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, appearing in Bruker BioSciences Corporation's Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management's assessment of effectiveness of internal control over financial reporting are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006, as amended on May 1, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006;

  •
  our Current Report on Form 8-K dated April 17, 2006 filed on April 18, 2006;

  •
  our Current Report on Form 8-K dated June 29, 2006, filed on June 29, 2006;

  •
  our Current Report on Form 8-K dated July 1, 2006, filed on July 7, 2006, as amended on September 14, 2006;

  •
  our Current Report on Form 8-K dated July 18, 2006, filed on July 24, 2006;

  •
  our Current Report on Form 8-K dated August 1, 2006, filed on August 7, 2006;

  •
  our Current Report on Form 8-K dated September 6, 2006, filed on September 12, 2006;

  •
  our Current Report on Form 8-K dated December 15, 2006, filed on December 15, 2006;

  •
  our Current Report on Form 8-K dated December 15, 2006, filed on December 18, 2006; and

  •
  our Registration Statement on Form 8-A, filed on June 20, 2000.

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 9 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        Certain financial information incorporated by reference in this prospectus is presented on a basis different from the basis on which our most recently published financial information is presented and is therefore not comparable to the subsequently published financial information. You should not rely on the Prior Financials in assessing our financial performance or in making an investment decision with respect to this offering. You should instead review carefully and consider the Combined Financials in making an investment decision. For more information, see "Cautionary Note Regarding Financial Information."

        Statements contained in this prospectus as to the contents of any contract, agreement, or other document to which we make reference are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement, or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter included. Each statement regarding a contract, agreement, or other document is qualified in all respects by reference to the actual document.

        You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bruker BioSciences Corporation
40 Manning Road
Billerica, Massachusetts 01821
Attention: Investor Relations
(978) 663-3660, ext. 1411

        Documents may also be available on our website at www.bruker-biosciences.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

10,400,000 SHARES

BRUKER BIOSCIENCES CORPORATION

COMMON STOCK

PROSPECTUS

BEAR, STEARNS & CO. INC.	UBS INVESTMENT BANK

                       , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Registrant and the selling stockholders in connection with the distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee. All expenses shall be effected on a pro rata basis among the selling stockholders of Bruker BioSciences based on the number of shares sold by each in this offering.

SEC registration fee	$10,135
Printing expenses	$100,000
Legal fees and expenses	$325,000
Accounting fees and expenses	$350,000
Miscellaneous fees and expenses	$49,865

Total	$835,000

Item 15.    Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Section 102(b)(7) of the Delaware Corporation Law provides that a corporation may in its Certificate of Incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of our Certificate of Incorporation eliminates such personal liability.

        Article 10 of our By-laws requires that we indemnify any person who is or was serving as our director or officer who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as our director, officer, employee or agent or was serving at our request as a director, officer, employee or agent of any other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any action or suit by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

        The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware Corporation Law, Article Tenth of our Certificate of Incorporation and Article 10 of our By-laws.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement.
3.1	Certificate of Incorporation of Bruker BioSciences Corporation. (1)
3.2	Amendment to Certificate of Incorporation of Bruker BioSciences Corporation. (2)
3.3	Bylaws of Bruker BioSciences Corporation. (1)
4.1	Specimen Common Stock Certificate. (3)
5.1	Opinion of Nixon Peabody LLP.
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Powers of Attorney. (2)

(1)
Previously filed with the SEC as an annex to and incorporated herein by reference from our Registration Statement on Form S-4, filed on May 1, 2003, as amended May 19, 2003, File No. 333-104885.

(2)
Previously filed herewith on December 15, 2006.

(3)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-3, filed on March 19, 2004, as amended April 5, 2004 and April 21, 2004, File No. 333-113774.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on January 29, 2007.

BRUKER BIOSCIENCES CORPORATION
By:	/s/ FRANK H. LAUKIEN, PH.D. Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ FRANK H. LAUKIEN, PH.D. Frank H. Laukien, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2007
/s/ WILLIAM J. KNIGHT William J. Knight	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2007
* M. Christopher Canavan, Jr.	Director	January 29, 2007
* Taylor J. Crouch	Director	January 29, 2007
* Daniel S. Dross	Director	January 29, 2007
* Collin D'Silva	Director	January 29, 2007
* Richard D. Kniss	Director	January 29, 2007

* Jörg Laukien	Director	January 29, 2007
* William A. Linton	Director	January 29, 2007
* Richard M. Stein	Director	January 29, 2007
* Bernhard Wangler	Director	January 29, 2007
*By:	/s/ FRANK H. LAUKIEN, PH.D. Frank H. Laukien, Ph.D. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement.
3.1	Amended Certificate of Incorporation of Bruker BioSciences Corporation. (1)
3.2	Amendment to Certificate of Incorporation of Bruker BioSciences Corporation. (2)
3.3	Bylaws of Bruker BioSciences Corporation. (1)
4.1	Specimen Common Stock Certificate. (3)
5.1	Opinion of Nixon Peabody LLP.
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Powers of Attorney. (2)

(1)
Previously filed with the SEC as an annex to and incorporated herein by reference from our Registration Statement on Form S-4, filed on May 1, 2003, as amended May 19, 2003, File No. 333-104885.

(2)
Previously filed herewith on December 15, 2006.

(3)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-3, filed on March 19, 2004, as amended April 5, 2004 and April 21, 2004, File No. 333-113774.